AMENDMENT TO INVESTMENT
                               ADVISORY AGREEMENT

AMENDMENT effective as of August 1, 2017 to the Investment Advisory Agreement dated January 1, 2002 (the "Agreement") by and between MFS Series Trust III (the "Trust") on behalf the MFS Municipal High Income Fund (a "Fund"), a series of the Trust, and Massachusetts Financial Services Company, a Delaware corporation (the "Adviser").

                                   WITNESSETH

WHEREAS, the Trust on behalf of the Fund has entered into the Agreement with the Adviser; and

WHEREAS, the Trust and the Adviser have agreed to amend the Agreement as provided below;

NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

      Article 3.  Compensation of the Adviser:   The  reference  to  the Fund in
Appendix B of the Agreement is deleted and replaced in its entirety as follows:

      MFS Municipal High Income Fund 0.55%  of  the  Fund's  average  daily  net assets annually up to $2.5 billion;

            0.50%  of the Fund's average daily net assets annually in excess  of
                                           $2.5  billion  and  up to $5 billion;
                                           and

                                           0.45% of the Fund's average daily net
                                           assets annually in excess of $5
                                           billion.

      Miscellaneous: Except as set forth in this Amendment, the Agreement shall remain in full force and effect, without amendment or modification.

      Limitation of Liability of the Trustees and Shareholders: A copy of the Trust's Declaration of Trust is on file with the Secretary of State of The Commonwealth of Massachusetts. The parties hereto acknowledge that the obligations of or arising out of this instrument are not binding upon any of the Trust's trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its proportionate interest hereunder. If this instrument is executed by the Trust on behalf of one or more series of the Trust, the parties hereto acknowledge that the assets and liabilities of each series of the Trust are separate and distinct and that the obligations of or arising out of this instrument are binding solely upon the assets or property of the series on whose behalf the Trust has executed this instrument. If the Trust has executed this instrument on behalf of more than one series of the Trust, the parties hereto also agree that the obligations of each series hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and the parties hereto agree not to proceed against any series for the obligations of another series.






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IN WITNESS WHEREOF, the parties  have  caused this Amendment to the Agreement to be executed and delivered in the names and on their behalf by the undersigned, therewith duly authorized, all as of the day and year first above written.

                                           MFS SERIES TRUST III, on behalf of
                                           MFS Municipal High Income Fund


                                           By: CHRISTOPHER R. BOHANE__
                                               Christopher R. Bohane
                                               Assistant Secretary



                                           MASSACHUSETTS FINANCIAL SERVICES
                                           COMPANY


                                           By: ROBERT J. MANNING______
                                               Robert J. Manning
                                               Chairman